                                                                    EXHIBIT 11.1

                       CALCULATION OF NET LOSS PER SHARE



                                                                                 Period from
                                                                             September 19, 1995
                                                           Year ended                to
                                                          June 30, 1997         June 30, 1996
                                                        ------------------   ------------------
PRIMARY

Net loss                                                        $ (826,886)          $  (54,342)
                                                        ==================   ==================
Weighted average number of common shares
outstanding during the period                                    2,726,510            2,086,260

Incremental common shares attributable to exercise
of outstanding options and warrants                                 56,025                   -
                                                        ------------------   ------------------
Total shares                                                     2,782,535            2,086,260
                                                        ==================   ==================
Net loss per share                                              $    (0.30)          $    (0.03)
                                                        ==================   ==================